Exhibit 99

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of Verizon Communications Inc. (Verizon) have been prepared in order to illustrate the effect of the transaction as described under the heading “—Description of the Transaction”:

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended September 30, 2013

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2012

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2013

The unaudited pro forma condensed consolidated financial information is presented for informational and illustrative purposes only, in accordance with the rules and regulations of the SEC, including Article 11 of Regulation S-X under the Securities Act. Such information is preliminary and based on currently available information, assumptions and adjustments that Verizon believes are reasonable; however, the ultimate amounts recorded may be different. Verizon’s historical condensed consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial information to illustrate the effect of events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the consolidated results. Verizon’s unaudited pro forma condensed consolidated financial statements presented herein assume that the transaction will be completed prior to May 1, 2014, such that no cash ticking fee will be payable by Verizon.

The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2012 and for the nine months ended September 30, 2013 have been prepared in order to illustrate the effect of the transaction as if the transaction occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the transaction as if the transaction had occurred on September 30, 2013. This pro forma financial information is presented for illustrative purposes only, does not purport to be indicative of the actual operating results or financial position that would actually have been obtained if the transaction had occurred on January 1, 2012 or September 30, 2013, respectively, and is not intended as a projection of operating results or financial position that may be obtained in the future. The unaudited pro forma condensed consolidated financial information is based on and should be read in conjunction with the audited historical consolidated financial statements of Verizon as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and the related notes, as well as the unaudited historical condensed consolidated financial statements of Verizon as of and for the nine-month periods ended September 30, 2013 and 2012 and the related notes.

Description of the Transaction

On September 2, 2013, Verizon Communications Inc. (Verizon) entered into a stock purchase agreement with Vodafone Group Plc (Vodafone) and Vodafone 4 Limited (Seller), pursuant to which Verizon agreed to acquire Vodafone’s indirect 45% interest in Cellco Partnership d/b/a/ Verizon Wireless (Verizon Wireless) for transaction consideration totaling approximately $130 billion. Verizon is acquiring the noncontrolling interest in Verizon Wireless through the acquisition from Vodafone of the equity of a holding company which, through other holding companies, holds the noncontrolling interest in Verizon Wireless. The total consideration for the purchase of the noncontrolling interest in Verizon Wireless is expected to be comprised of the following (in millions):

Sources		Uses
New common stock issued	$60,150	Cash paid to Vodafone	$58,886
New external debt	60,060	Common stock issued to Vodafone shareholders	60,150
Verizon notes	5,000	Verizon notes	5,000
Other consideration:		Other	5,964

VAI preferred stock	$1,650		$130,000
Omnitel interest	3,500
Other	814	Debt incurrence costs, expenses & other	$1,174

	$131,174		$131,174

The cash consideration expected to be paid to Vodafone of approximately $58,886 million, and the other expected costs of the transaction, including financing, legal and bank fees, is assumed to be financed through the incurrence of third-party indebtedness (see Note 4).

For a description of the expected issuance of the stock consideration to Vodafone shareholders, refer to Note 3.

At the closing of the transaction, Verizon expects to issue to Seller $5,000 million aggregate principal amount of Verizon notes in two separate series of equal amounts with maturities of eight and eleven years (Verizon notes) (see Note 4).

Also included in the consideration payable to Vodafone is the value of Verizon’s existing investment in Vodafone Omnitel N.V. (Omnitel) (see Note 5), and the indirect assumption, by Verizon, of liabilities relating to two classes of outstanding preferred stock with a face amount of $1,650 million that were previously issued by a Vodafone holding company that Verizon is acquiring as part of the transaction, are beneficially held by third parties, are mandatorily redeemable in April 2020 and will remain outstanding after the closing of the transaction (VAI preferred stock) (see Note 6).

As illustrated and described further below, Verizon expects to receive certain other assets and assume or incur certain other liabilities that will also be accounted for as part of the transaction.

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

Nine Months Ended September 30, 2013

(dollars in millions, except per share amounts)	As Reported	Adjustments		Pro Forma
Operating Revenues	$89,485	$—		$89,485

Cost of services and sales (exclusive of items shown below)	32,925	—		32,925
Selling, general and administrative expense	24,232	—		24,232
Depreciation and amortization expense	12,423	—		12,423

Total Operating Expenses	69,580	—		69,580

Operating income	19,905	—		19,905
Equity in earnings of unconsolidated businesses	134	(173	) (8a)	(39)
Other income, net	84	—		84
Interest expense	(1,606)	(2,298	) (8b)	(3,904)

Income before provision for income taxes	18,517	(2,471)		16,046
Provision for income taxes	(2,886)	(2,531	) (8c)	(5,417)

Net Income	$15,631	$(5,002)		$10,629

Net income attributable to noncontrolling interests	$9,201	$(8,905	) (8d)	$296
Net income attributable to Verizon	6,430	3,903	(8e)	10,333

Net Income	$15,631	$(5,002)		$10,629

Basic earnings per common share
Net income attributable to Verizon	$2.24			$2.50
Weighted average shares outstanding (in millions)	2,866	1,270	(8f)	4,136

Diluted earnings per common share
Net income attributable to Verizon	$2.24			$2.49
Weighted average shares outstanding (in millions)	2,874	1,270	(8f)	4,144

See related footnotes, including corresponding note references

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

Year Ended December 31, 2012

(dollars in millions, except per share amounts)	As Reported	Adjustments		Pro Forma
Operating Revenues	$115,846	$—		$115,846

Cost of services and sales (exclusive of items shown below)	46,275	—		46,275
Selling, general and administrative expense	39,951	—		39,951
Depreciation and amortization expense	16,460	—		16,460

Total Operating Expenses	102,686	—		102,686

Operating income	13,160	—		13,160
Equity in earnings of unconsolidated businesses	324	(394	) (8a)	(70)
Other income and (expense), net	(1,016)	—		(1,016)
Interest expense	(2,571)	(3,183	) (8b)	(5,754)

Income before provision for income taxes	9,897	(3,577)		6,320
(Provision) Benefit for income taxes	660	(2,376	) (8c)	(1,716)

Net Income	$10,557	$(5,953)		$4,604

Net income attributable to noncontrolling interests	$9,682	$(9,400	) (8d)	$282
Net income attributable to Verizon	875	3,447	(8e)	4,322

Net Income	$10,557	$(5,953)		$4,604

Basic earnings per common share
Net income attributable to Verizon	$0.31			$1.05
Weighted average shares outstanding (in millions)	2,853	1,270	(8f)	4,123

Diluted earnings per common share
Net income attributable to Verizon	$0.31			$1.05
Weighted average shares outstanding (in millions)	2,862	1,270	(8f)	4,132

See related footnotes, including corresponding note references

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2013

(dollars in millions)	As Reported	Adjustments		Pro Forma
Current Assets	$73,705	$(48,417	) (9a)	$25,288
Plant, Property and Equipment, net	88,527	—		88,527
Wireless Licenses	76,503	—		76,503
Goodwill	24,339	—		24,339
Other Assets	13,601	(2,363	) (9b)	11,238

Total Assets	$276,675	$(50,780)		$225,895

Debt Maturing Within One Year	$8,202	$—		$8,202
Other Current Liabilities	22,089	—		22,089
Long-Term Debt	90,938	17,710	(9c)	108,648
Other Long-Term Liabilities	65,181	12,750	(9d)	77,931

Common Stock, Par	297	127	(9e)	424
Contributed Capital	37,918	(27,783	) (9f)	10,135
Other Equity	(3,230)	521	(9g)	(2,709)
Noncontrolling Interests	55,280	(54,105	) (9h)	1,175

Total Equity	90,265	(81,240)		9,025

Total Liabilities and Equity	$276,675	$(50,780)		$225,895

See related footnotes, including corresponding note references

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1.     Basis of Presentation

The unaudited pro forma condensed consolidated financial information is based on historical financial information, and it is prepared and presented pursuant to the rules and regulations of the SEC regarding pro forma financial information. The 2012 and 2013 unaudited pro forma condensed consolidated statements of income include financial information from Verizon’s audited historical consolidated statement of income for the year ended December 31, 2012 and Verizon’s unaudited historical condensed consolidated statement of income for the nine months ended September 30, 2013, respectively. The unaudited pro forma condensed consolidated statements of income have been prepared in order to illustrate the effect of the transaction as if the transaction had occurred on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 includes financial information from Verizon’s unaudited historical condensed consolidated balance sheet as of September 30, 2013 and has been prepared in order to illustrate the effect of the transaction as if the transaction had occurred on September 30, 2013. Verizon’s historical consolidated financial information is prepared in accordance with U.S. generally accepted accounting principles and has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the consolidated results.

2.     Acquisition of Noncontrolling Interest

In accordance with Accounting Standards Codification (ASC) Topic 810, Consolidation, changes in a parent’s ownership interest where the parent retains a controlling financial interest in its subsidiary will be accounted for as equity transactions. Therefore, remeasurement of assets and liabilities of previously controlled and consolidated subsidiaries is not permitted. The carrying amount of the noncontrolling interest is adjusted to reflect the change in Verizon’s ownership interest in Verizon Wireless. Any difference between the fair value of the consideration paid and the amount by which the noncontrolling interest is adjusted will be recognized in equity attributable to Verizon.

3.     Issuance of Verizon Common Stock

Pursuant to the transaction, Verizon will issue shares of Verizon common stock having an aggregate value of $60,150 million, with the exact number of shares to be calculated by dividing such amount by the average trading price during the measurement period. If the average trading price during the measurement period is less than $47.00 or more than $51.00, it will be deemed to be $47.00 or $51.00, respectively, for the purpose of determining the number of shares of Verizon common stock to be issued. Based on the stock consideration collar mechanism and subject to the assumptions described herein, Verizon expects to issue a minimum of 1,179 million shares and a maximum of 1,280 million shares. The impact on earnings per share of the range of shares resulting from the possible share issuance scenarios within the spread of the collar is $0.06 or $0.03 for the nine-month and twelve-month periods ended September 30, 2013 and December 31, 2012, respectively.

The pro forma adjustments related to the issuance of Verizon shares pursuant to the transaction reflect the assumed issuance of an aggregate of approximately 1,270 million shares of Verizon common stock with an aggregate par value of approximately $127 million, assuming a $47.36 average trading price. For the nine months ended September 30, 2013, 2,874 million diluted weighted-average shares of Verizon common stock were outstanding. Based on this number of diluted weighted-average shares of Verizon common stock outstanding for the nine months ended September 30, 2013, the assumed issuance of 1,270 million additional shares would result in a pro forma amount of 4,144 million diluted weighted-average shares outstanding. Basic and diluted weighted-average shares outstanding and earnings per share amounts have been adjusted in the pro forma condensed consolidated statements of income to reflect the assumed issuance of 1,270 million additional shares of Verizon common stock as if the shares had been outstanding from January 1, 2012.

4.     Incurrence of Indebtedness

In order to finance the transaction, Verizon has incurred, and will incur, fixed and floating rate debt with varying maturity dates. On September 2, 2013, Verizon entered into a bridge credit agreement, which provided that the proceeds of the loans under the bridge credit agreement would be used to finance, in part, the transaction and to pay related transaction costs. On September 18, 2013, Verizon issued eight series of fixed and floating rate notes with varying maturities in an aggregate principal amount of $49,000 million (new notes), which resulted in cash proceeds of approximately $48,667 million. Following the issuance of the new notes, borrowing availability under the bridge credit agreement was reduced to $12,000 million.

On October 1, 2013, Verizon entered into a term loan agreement with borrowing availability of up to $12,000 million, which provides for floating rate 3-year loans and 5-year loans. As of the date hereof, Verizon had not drawn any amounts under the term loan agreement. Following effectiveness of the term loan agreement, the bridge credit agreement was terminated in accordance with its terms.

Our pro forma adjustments assume that Verizon will pay the cash consideration and related fees and expenses of the transaction using (i) the cash proceeds of approximately $48,667 million from the offering of the new notes and (ii) up to $12,000 million from the proceeds of the term loan agreement. In addition, at the closing of the transaction, Verizon will issue the two series of Verizon notes to Seller in an aggregate principal amount of $5,000 million.

The pro forma adjustment to long-term debt in the aggregate principal amount of $17,710 million is based upon the amount of additional long-term obligations that is expected to exist at the closing of the transaction and, for purposes of the unaudited pro forma condensed consolidated financial information, it is assumed to include (1) $1,650 million of long-term obligations with respect to the VAI preferred stock that is mandatorily redeemable (see Note 6), (2) term loans in an aggregate principal amount of $11,060 million under the term loan agreement and (3) the two series of Verizon notes to be issued to Seller in the aggregate principal amount of $5,000 million.

The pro forma adjustments for interest expense included in the unaudited pro forma condensed consolidated statements of income were calculated based on the total indebtedness of $66,710 million expected to be incurred in connection with the transaction and to be outstanding at the closing of the transaction. In addition, the pro forma adjustments for interest expense were calculated using an assumed weighted-average interest rate excluding debt amortization of 4.68%.

The table below summarizes the additional indebtedness that Verizon has incurred or expects to incur in connection with the transaction:

Debt Summary Debt Instruments	Interest Rate %	Maturities	(in millions) Face Amount
3-Year Term Loans	LIBOR + 1.375%	2017	$5,530
5-Year Term Loans	LIBOR + 1.50%	2019	5,530
Floating Rate Notes due 2016*	LIBOR + 1.53%	2016	2,250
Floating Rate Notes due 2018*	LIBOR + 1.75%	2018	1,750
2.50% Notes due 2016*	2.50%	2016	4,250
3.65% Notes due 2018*	3.65%	2018	4,750
4.50% Notes due 2020*	4.50%	2020	4,000
5.15% Notes due 2023*	5.15%	2023	11,000
6.40% Notes due 2033*	6.40%	2033	6,000
6.55% Notes due 2043*	6.55%	2043	15,000
VAI Preferred Stock	5.15%	2020	1,650
8-Year Verizon Notes**	LIBOR + agreed margin	2022	2,500
11-Year Verizon Notes**	LIBOR + agreed margin	2025	2,500

Total Debt			$66,710

*	Notes issued during September 2013 and included in the historical financial statements as of September 30, 2013.

**

Each series of the Verizon notes, which will be issued to Seller at the closing of the transaction, will bear interest at a floating rate equal to the three-month London Interbank Offered Rate (LIBOR), plus an agreed margin for such series, which rate will be reset quarterly.

Verizon expects to incur fees of approximately $403 million with respect to the indebtedness expected to be incurred in connection with the transaction. During September 2013, approximately $333 million of fees related to the incurrence of indebtedness were paid and capitalized as an asset in the historical balance sheet and will be amortized over the contractual life of the underlying indebtedness. The remaining expected $70 million of fees are included as a pro forma adjustment in other assets in the unaudited pro forma condensed balance sheet (see Note 9b).

In addition, the approximately $246 million of fees associated with the bridge credit agreement are reflected as a reduction in other equity in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 and are excluded from the pro forma adjustments to the unaudited pro forma condensed consolidated statement of income due to the non-recurring nature of such fees (see Note 9g). Additional estimated transaction costs of approximately $225 million, including investment banking, legal, accounting and other professional fees, will be charged directly against contributed capital and are reflected as a reduction in contributed capital in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2013 (see Note 9f).

Changes in Interest Rates

Verizon will be exposed to market risks due to changes in interest rates associated with the floating rate debt that it expects to incur to finance the transaction. Verizon is also exposed to changes in interest rates on the floating rate debt subsequent to the date that such indebtedness is incurred. Based on the $20,060 million of additional floating rate indebtedness that Verizon has assumed will be outstanding as of the closing date of the transaction, a 1/8th of 1% increase in interest rates would result in a $25 million increase in annual interest expense.

Hedging Strategies

Verizon has entered, and may continue to enter, into domestic interest rate swaps to achieve a targeted mix of fixed and floating rate debt. Verizon principally receives fixed rates and pays floating rates based on LIBOR, resulting in a net increase or decrease to interest expense. These swaps are designated as fair value hedges and hedge against changes in the fair value of Verizon’s debt portfolio. Verizon records the interest rate swaps at fair value on its condensed consolidated balance sheets as assets and liabilities. Changes in the fair value of the interest rate swaps due to changes in interest rates are recorded to interest expense, which are offset by changes in the fair value of the debt.

Debt Covenants

Verizon’s credit agreements and the indenture governing the new notes and the Verizon notes contain covenants that are typical for large investment grade companies and transactions of this nature. These covenants include requirements to pay interest and principal in a timely fashion, pay taxes, maintain insurance, preserve its existence, keep appropriate books and records of financial transactions, maintain its properties, provide financial and other reports to its lenders, limit pledging and disposition of assets and mergers and consolidations and other similar covenants. Additionally, the term loan agreement requires Verizon to maintain a leverage ratio (as such term is defined in the term loan agreement) not in excess of 3.50:1.00 until Verizon’s credit ratings are equal to or higher than A3 and A-, and the new notes require Verizon to mandatorily redeem the new notes at a 1% premium over their face value if the transaction is not completed.

5.     Omnitel

Included in the consideration payable in the transaction is the value of Verizon’s existing interest in Omnitel, which is accounted for as an equity method investment. The total selling price for Verizon’s 23.1% interest in Omnitel is $3,500 million. In accordance with the accounting standard on equity method investments, Verizon will recognize a gain or loss upon the disposition of the investment equal to the difference between the selling price, which represents the fair value of the investment at the Omnitel transaction closing date, and the carrying amount of the investment plus any translation gains or losses recorded in other comprehensive income. Based on (i) the carrying value of Verizon’s investment in Omnitel of $2,433 million as of September 30, 2013; (ii) cumulative foreign exchange translation adjustments of $934 million that are currently classified in other comprehensive income (see Note 9g), which will be recorded as a gain upon sale; and (iii) an estimated fair value of Verizon’s existing interest in Omnitel of $3,500 million, Verizon would recognize a non-recurring gain of approximately $1,701 million after taxes of approximately $300 million (see Note 9g). The final amount of gain will be determined at closing and will be based on the fair value, carrying value and translation gains or losses related to Verizon’s investment in Omnitel at that time. As the gain on sale is non-recurring in nature, its effect is excluded from the pro forma adjustments to the unaudited condensed consolidated statements of income. The unaudited condensed consolidated pro forma statements of income include an adjustment to remove the historical equity method earnings from Verizon’s investment in Omnitel.

6.     VAI Preferred Stock

Included in the consideration to be paid in the transaction is the indirect assumption of long-term obligations associated with the VAI preferred stock, which consists of 5.143% Class D and Class E cumulative preferred stock. Both the Class D shares (825,000 shares outstanding) and Class E shares (825,000 shares outstanding) are mandatorily redeemable in April 2020 at $1,000 per share plus any accrued and unpaid dividends. Dividends accrue at 5.143% per annum and will be treated as interest expense. Both the Class D and Class E shares will be classified as liability instruments in accordance with ASC 480, Distinguishing Liabilities from Equity, and will be recorded at fair value as determined at the closing of the transaction. Verizon has estimated the aggregate fair value of the VAI preferred stock for the purposes of the unaudited pro forma condensed consolidated balance sheet to be $1,650 million, based on current market information.

7.     Income Taxes

Certain deferred taxes directly attributable to the transaction have been calculated based on an analysis of the tax basis of the investment in the noncontrolling interest that is assumed relative to Verizon’s book basis. As a result, Verizon expects to record an outside basis deferred tax liability of approximately $12,500 million. Separately, the pro forma tax impact to the provision for income taxes in the unaudited pro forma condensed consolidated statements of income is calculated based on an assumed statutory tax rate of 38.5%.

8.     Adjustments to the Statements of Income

The following are the pro forma adjustments included in the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2013 and the twelve months ended December 31, 2012:

a.	Equity in earnings of unconsolidated businesses—Adjustment to eliminate the historical equity in earnings, net of tax, related to the investment in Omnitel (see Note 5).

b.

Interest expense—Adjustment to reflect interest expense associated with the additional indebtedness incurred and expected to be incurred in connection with the transaction and outstanding as of the closing of the transaction (see Note 4), the dividends on the VAI preferred stock (see Note 6) and the amortization of certain debt incurrence costs based on the contractual life of the underlying indebtedness.

c.	Provision for income taxes—Adjustments to reflect changes in the provision for income taxes including:

Income Tax associated with additional income attributable to Verizon

As it relates to the unaudited pro forma condensed consolidated statements of income, the historical condensed consolidated financial information provided for income taxes on income attributable to Verizon’s 55% controlling interest in Verizon Wireless but not on the income attributable to the 45% noncontrolling interest. Accordingly, the provision for income taxes was adjusted by $3,391 million and $3,569 million for the nine months ended September 30, 2013 and the twelve months ended December 31, 2012, respectively, to reduce net income. These amounts represent the pro forma impact of the income taxes on the income attributable to the 45% noncontrolling interest to be acquired by Verizon. The pro forma adjustments to the provision for income taxes are partially offset by the income tax benefit associated with additional interest expense, as noted below. The amounts are calculated assuming a statutory income tax rate of 38.5%.

Income Tax benefit associated with interest expense

Adjustments of $860 million and $1,193 million for the nine months ended September 30, 2013 and the twelve months ended December 31, 2012, respectively, represent the income tax benefit associated with the pro forma adjustments for interest expense assuming a statutory income tax rate of 38.5%.

d.

Net income attributable to noncontrolling interests—Adjustment to eliminate the historical net income attributable to noncontrolling interests, representing the noncontrolling interest in Verizon Wireless.

e.	Net income attributable to Verizon—Adjustment to reflect the sum of all other adjustments to the unaudited pro forma condensed consolidated statements of income on net income attributable to Verizon.

f.

Weighted average shares outstanding—Adjustment to reflect the assumed issuance of 1,270 million shares of Verizon common stock to Vodafone shareholders with basic and diluted weighted average shares outstanding as if the shares had been outstanding from January 1, 2012.

9.     Balance Sheet Adjustments

Following are the pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2013:

a.	Current assets—Adjustment to current assets is comprised of the following (in millions):

Cash used from new notes issued in September 2013 (see Note 4)	$(48,667)
Restricted cash held by the Vodafone entity acquired	250

Total	$(48,417)

b.	Other assets—Adjustments to other assets are comprised of the following (in millions):

Deferred financing fees (see Note 4)	$70
Disposition of investment in Omnitel (see Note 5)	(2,433)

Total	$(2,363)

c.	Long-term debt—Adjustments to long-term debt are comprised of the following (in millions):

Incurrence of long-term debt (see Note 4)	$16,060
VAI preferred stock (see Note 6)	1,650

Total (see Note 4)	$17,710

d.

Other long-term liabilities—Adjustment to reflect a $12,500 million deferred tax liability based on an analysis of the tax basis of the investment in the noncontrolling interest that is assumed relative to Verizon’s book basis and other estimated long-term liabilities of $250 million that are assumed and are noted in Note 9a.

e.	Common stock—Adjustment to reflect the assumed issuance of 1,270 million shares of Verizon common stock to Vodafone shareholders ($.10 par value per share) (see Note 3).

f.	Contributed capital (APIC)—Adjustments to APIC are comprised of the following (in millions):

Tax related liabilities (see Note 7)	$(12,500)
Issuance of Verizon common stock (see Note 3)	60,023
Transaction costs (see Note 4)	(225)
Consideration paid less carrying value of noncontrolling interest	(75,895)
Other	814

Total	$(27,783)

The adjustment to APIC for the issuance of Verizon common stock totaling $60,023 million is calculated based on the 1,270 million shares assumed to be issued to Vodafone shareholders at $47.36 per share less the amount recorded to common stock, par totaling $127 million ($.10 par value per share) (see Note 3).

Verizon accounts for specific, direct and incremental costs related to changes in Verizon’s ownership percentage where control is maintained as part of the equity transaction. Such costs include investment banking and legal fees. These costs are directly recorded as a reduction in contributed capital and will be financed through the incurrence of third-party indebtedness, as reflected in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2013. As part of the transaction, Verizon estimates that it will incur such costs in the amount of approximately $225 million.

As described in Note 2, ASC Topic 810, Consolidation, requires that changes in a parent’s ownership interest where the parent retains its controlling financial interest in its subsidiary will be accounted for as equity transactions. Accordingly, the adjustment reflected above totaling $75,895 million is calculated as the estimated consideration payable of $130,000 million (see “—Description of the Transaction”) less the adjustment to noncontrolling interest of $54,105 million (see Note 9h).

g.

Other equity—Adjustments to reflect the impact of items that are expected to be recognized in future earnings upon closing of the transaction include the expected gain on the disposition of Verizon’s investment in Omnitel totaling $1,701 million (see Note 5) offset by the associated cumulative translation adjustment of $934 million, which is already recorded in equity as accumulated other comprehensive income. Also included as a reduction in equity are fees in the amount of approximately $246 million paid in connection with the bridge credit facility that has been terminated in accordance with its terms (see Note 4).

h.	Noncontrolling interest—Adjustment to reflect the elimination of the historical carrying value of Vodafone’s 45% noncontrolling interest in Verizon Wireless at September 30, 2013 of $54,105 million.